Exhibit 99.1

Investor	Mike McGuire	Media	Carolyn Castel
Contact:	Senior Vice President	Contact:	Vice President
	Investor Relations		Corporate Communications
	(401) 770-4050		(401) 770-5717

FOR IMMEDIATE RELEASE

CVS HEALTH REPORTS THIRD QUARTER RESULTS

Third Quarter Year-over-Year Highlights:

•	Net revenues increased 2.4% to $47.3 billion
•	Same store prescription volume growth of 9.2%
•	Pharmacy Services claims growth of 5.7%
•	GAAP diluted EPS from continuing operations of $1.36
•	Adjusted EPS of $1.73

Year-to-date Highlights:

•	Generated cash flow from operations of $6.4 billion; free cash flow of $4.9 billion

2018 Confirmed Full Year Guidance:

•	GAAP operating profit decline of 39% to 41%, reflecting goodwill impairment in Q2
•	Adjusted operating profit change of down 0.75% to up 0.75%
•	GAAP diluted EPS from continuing operations of $1.40 to $1.50
•	Adjusted EPS of $6.98 to $7.08
•	Cash flow from operations of approximately $9.0 billion; free cash flow of approximately $7.0 billion

WOONSOCKET, RHODE ISLAND, November 6, 2018 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three and nine months ended September 30, 2018.

President and Chief Executive Officer Larry Merlo stated, “Strong revenue and adjusted EPS, along with significant cash flow year-to-date, demonstrate our success in driving value. Our year-to-date results continue to validate our confidence in the strength of our model. As we approach the closing of our transformative acquisition of Aetna, our integration teams are making great progress to assure that once final approvals are obtained, we can begin to execute on our integration plans.”

Mr. Merlo continued, “Given CVS Health’s performance year-to-date and our confidence in our expectations for the remainder of this year, we are confirming our stand-alone consolidated operating profit, adjusted EPS and free cash flow guidance for 2018. While CVS and Aetna remain separate companies today, the performance of both companies highlights the very solid financial foundation on which we’ll build our revolutionary new model that will transform the health care experience for consumers and, in the process, deliver substantial value for our shareholders.”

Revenues

Net revenues for the three months ended September 30, 2018, increased 2.4%, or $1.1 billion, to approximately $47.3 billion, up from $46.2 billion in the three months ended September 30, 2017.

Revenues in the Pharmacy Services Segment increased 2.6% to approximately $33.8 billion in the three months ended September 30, 2018. This increase was primarily driven by growth in pharmacy network and mail choice claim volume as well as brand inflation, partially offset by continued price compression. Pharmacy network claims processed during the three months ended September 30, 2018 increased 5.4%, on a 30-day equivalent basis, to 394.5 million, compared to 374.2 million in the same quarter of the prior year. The increase in pharmacy network claim volume was primarily due to an increase in net new business. On a 30-day equivalent basis, mail choice claims processed during the three months ended September 30, 2018 increased 7.4% to 71.8 million, compared to 66.9 million in the same quarter of the prior year. The increase in mail choice claim volume was primarily driven by the continued adoption of our Maintenance Choice® offerings and an increase in specialty pharmacy claims.

Revenues in the Retail/LTC Segment increased 6.4% to approximately $20.9 billion in the three months ended September 30, 2018. The increase was primarily due to an increase in same store prescription volume of 9.2%, on a 30-day equivalent basis, due to continued adoption of our Patient Care Programs, alliances with PBMs and health plans, our inclusion in a number of additional Medicare Part D networks this year, and brand inflation. This increase was partially offset by continued reimbursement pressure.

Same store sales increased 6.7% and pharmacy same store sales increased 8.7% in the three months ended September 30, 2018. The increase in pharmacy same store sales was principally driven by the increase in pharmacy same store prescription volumes described above, partially offset by continued reimbursement pressure and a negative impact of approximately 190 basis points due to recent generic introductions.

Front store same store sales increased 0.8% in the three months ended September 30, 2018, compared to the same quarter of the prior year. The increase in front store same store sales continued to benefit from strength in our consumer health care and beauty care categories.

For the three months ended September 30, 2018, the generic dispensing rate increased approximately 20 basis points to 87.2% in our Pharmacy Services Segment and increased approximately 10 basis points to 87.3% in our Retail/LTC Segment, compared to the same quarter in the prior year.

Operating Profit

Consolidated operating profit for the three months ended September 30, 2018 decreased $146 million, or 5.8%, to $2.4 billion. The decrease in operating profit was driven by a $64 million increase in acquisition-related transaction and integration costs, an increase in operating expenses due to the investment of savings from the Tax Cuts and Jobs Act (“TCJA”) in wages and benefits, as well as an increase in operating expenses associated with growth in the business. These increases were partially offset by improvements in gross profit dollars in both segments. The improvement in gross profit dollars in our Pharmacy Services Segment was primarily due to increased claims volume and improved purchasing economics, partially offset by continued pricing compression. The improvement in the Retail/LTC Segment gross profit dollars was primarily driven by increased volume, improved purchasing economics, partially offset by continued reimbursement pressure.

Net Income and Earnings Per Share

Net income for the three months ended September 30, 2018 increased $105 million, or 8.2%, to $1.4 billion.  The increase is primarily due to the $268 million decline in the income tax provision partially offset by the decline in pre-tax income of $163 million. Our effective income tax rate was 26.8% for the three months ended September 30, 2018, compared to 37.7% for the three months ended September 30, 2017. The difference in the effective income tax rate was primarily due to the enactment of the TCJA in December 2017, which lowered the 2018 federal corporate income tax rate from 35% to 21%.

The decrease in pre-tax income of $163 million was due to the $146 million decrease in operating profit discussed above and the $208 million increase in interest expense primarily due to the net interest expense on the 2018 financing associated with the proposed acquisition of Aetna Inc. (“Aetna”). The impact of these decreases in pre-tax income were mitigated by the absence in the current year of $187 million in losses on settlements of defined benefit pension plans incurred in the prior year that are included in other expense.

GAAP earnings per diluted share from continuing operations (“GAAP EPS”) for the three months ended September 30, 2018 and 2017, was $1.36 and $1.26, respectively. Adjusted earnings per share (“Adjusted EPS”) for the three months ended September 30, 2018 and 2017 was $1.73 and $1.50, respectively. Further detail is shown in the Adjusted EPS reconciliation later in this release.

Guidance

The Company continues to expect full year GAAP consolidated operating profit to decline 39% to 41%, reflecting the goodwill impairment in Q2, and the adjusted consolidated operating profit change for the full year to be down 0.75% to up 0.75%. The Company continues to expect to deliver GAAP diluted EPS of $1.40 to $1.50 and Adjusted EPS of $6.98 to $7.08.

In addition, the Company expects cash flow from operations of approximately $9.0 billion and free cash flow of approximately $7.0 billion.

Non-GAAP Financial Information

Adjusted Operating Profit, Adjusted EPS, and Free Cash Flow are non-GAAP financial measures. Reconciliations of each of these non-GAAP financial measures to the most directly comparable GAAP financial measure are presented in the tables at the end of this press release.

Aetna Transaction Progress

The regulatory approval process for the previously announced acquisition of Aetna by CVS Health is proceeding within a timeframe consistent with expectations. On October 10, 2018, the Company and Aetna entered into a consent decree with the United States Department of Justice (“DOJ”) that allows the Company’s proposed acquisition of Aetna to proceed, provided Aetna agreed to sell its individual standalone Medicare Part D prescription drug plans. As part of the agreement reached with the DOJ, Aetna entered into an asset purchase agreement with a subsidiary of WellCare Health Plans, Inc. for the divestiture of Aetna’s standalone Medicare Part D prescription drug plans, which have an aggregate of approximately 2.2 million members. Closing of the divestiture is subject to the closing of the Company’s proposed acquisition of Aetna. There are no remaining antitrust impediments to closing the proposed acquisition of Aetna.

All of the required change in control filings were submitted to 28 state insurance departments in January 2018. To date, the Company has received approval from 23 of the 28 states and we are well down the line with the remaining five. The transaction is expected to close prior to Thanksgiving.

Teleconference and Webcast

The Company will be holding a conference call today for the investment community at 8:30 am (EST) to discuss its quarterly results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

About the Company

CVS Health is a pharmacy innovation company helping people on their path to better health. Through its more than 9,800 retail locations, approximately 1,100 walk-in medical clinics, a leading pharmacy benefits manager with approximately 93 million plan members, a dedicated senior pharmacy care business serving more than one million patients per year, expanding specialty pharmacy services, and a leading stand-alone Medicare Part D prescription drug plan, the Company enables people, businesses and communities to manage health in more affordable and effective ways. This unique integrated model increases access to quality care, delivers better health outcomes and lowers overall health care costs. Find more information about how CVS Health is shaping the future of health at https://www.cvshealth.com.

No Offer or Solicitation

This communication is for informational purposes only and not intended to and does not constitute an offer to subscribe for, buy or sell, the solicitation of an offer to subscribe for, buy or sell or an invitation to subscribe for, buy or sell any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Additional Information and Where to Find It

In connection with the proposed transaction between CVS Health and Aetna, CVS Health filed a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), which includes a joint proxy statement of CVS Health and Aetna that also constitutes a prospectus of CVS Health. The registration statement was declared effective by the SEC on February 9, 2018, CVS Health and Aetna commenced mailing the definitive joint proxy statement/prospectus to stockholders of CVS Health and shareholders of Aetna on or about February 12, 2018, and the special meetings of the stockholders of CVS Health and the shareholders of Aetna were held on March 13, 2018. INVESTORS AND SECURITY HOLDERS OF CVS HEALTH AND AETNA ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the registration statement and the definitive joint proxy statement/prospectus and other documents filed with the SEC by CVS Health or Aetna through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by CVS Health are available free of charge within the Investors section of CVS Health’s Web site at http://www.cvshealth.com/investors or by contacting CVS Health’s Investor Relations Department at 800-201-0938. Copies of the documents filed with the SEC by Aetna are available free of charge on Aetna’s internet website at http://www.Aetna.com or by contacting Aetna’s Investor Relations Department at 860-273-0896.

Cautionary Statement Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of CVS Health or Aetna.  This communication may contain forward-looking statements within the meaning of the Reform Act.  You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “evaluate,” “expect,” “explore,” “forecast,” “guidance,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “potential,” “predict,” “probable,” “project,” “seek,” “should,” “view,” or “will,” or the negative thereof or other variations thereon or comparable terminology.  These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond CVS Health’s and Aetna’s control.

Statements in this communication regarding CVS Health and Aetna that are forward-looking, including CVS Health’s and Aetna’s projections as to the closing date for the pending acquisition of Aetna (the “transaction”), the extent of, and the time necessary to obtain, the regulatory approvals required for the transaction, the anticipated benefits of the transaction, the impact of the transaction on CVS Health’s and Aetna’s businesses, the expected terms and scope of the expected financing for the transaction, the ownership percentages of CVS Health’s common stock of CVS Health stockholders and Aetna shareholders at closing, the aggregate amount of indebtedness of CVS Health following the closing of the transaction, CVS Health’s expectations regarding debt repayment and its debt to capital ratio following the closing of the transaction, CVS Health’s and Aetna’s respective share repurchase programs and ability and intent to declare future dividend payments, the number of prescriptions used by people served by the combined companies’ pharmacy benefit business, the synergies from the transaction, and CVS Health’s, Aetna’s and/or the combined company’s future operating results, are based on CVS Health’s and Aetna’s managements’ estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond their control.  In particular, projected financial information for the combined businesses of CVS Health and Aetna is based on estimates, assumptions and projections and has not been prepared in conformance with the applicable accounting requirements of Regulation S-X relating to pro forma financial information, and the required pro forma adjustments have not been applied and are not reflected therein.  None of this information should be considered in isolation from, or as a substitute for, the historical financial statements of CVS Health and Aetna.  Important risk factors related to the transaction could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to:  the timing to consummate the proposed transaction; the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated; the risk that a condition to the closing of the proposed transaction may not be satisfied; the outcome of litigation related to the transaction; the ability to achieve the synergies and value creation contemplated; CVS Health’s ability to promptly and effectively integrate Aetna’s businesses; and the diversion of and attention of management of both CVS Health and Aetna on transaction-related issues.

In addition, this communication may contain forward-looking statements regarding CVS Health’s or Aetna’s respective businesses, financial condition and results of operations.  These forward-looking statements also involve risks, uncertainties and assumptions, some of which may not be presently known to CVS Health or Aetna or that they currently believe to be immaterial also may cause CVS Health’s or Aetna’s actual results to differ materially from those expressed in the forward-looking statements, adversely impact their respective businesses, CVS Health’s ability to complete the transaction and/or CVS Health’s ability to realize the expected benefits from the transaction.  Should any risks and uncertainties develop into actual events, these developments could have a material adverse effect on the transaction and/or CVS Health or Aetna, CVS Health’s ability to successfully complete the transaction and/or realize the expected benefits from the transaction.  Additional information concerning these risks, uncertainties and assumptions can be found in CVS Health’s and Aetna’s respective filings with the SEC, including the risk factors discussed in “Item 1.A. Risk Factors” in CVS Health’s and Aetna’s most recent Annual Reports on Form 10-K, as updated by their Quarterly Reports on Form 10-Q and future filings with the SEC.

You are cautioned not to place undue reliance on CVS Health’s and Aetna’s forward-looking statements.  These forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements.  Neither CVS Health nor Aetna assumes any duty to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, as of any future date.

— Tables Follow —

CVS HEALTH CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In millions, except per share amounts	2018	2017 (1)	2018	2017 (1)

Net revenues	$47,269	$46,181	$139,670	$136,380
Cost of revenues	39,941	39,064	118,282	115,766
Gross profit	7,328	7,117	21,388	20,614
Operating expenses:
Goodwill impairments	—	—	3,921	135
Other operating expenses	4,975	4,618	14,755	14,070
Operating profit	2,353	2,499	2,712	6,409
Interest expense, net	453	245	1,401	744
Other expense	1	192	7	206
Income before income tax provision	1,899	2,062	1,304	5,459
Income tax provision	509	777	1,478	2,115
Income (loss) from continuing operations	1,390	1,285	(174)	3,344
Loss from discontinued operations, net of tax	—	—	(1)	(8)
Net income (loss)	1,390	1,285	(175)	3,336
Net income attributable to noncontrolling interests	—	—	—	(1)
Net income (loss) attributable to CVS Health	$1,390	$1,285	$(175)	$3,335

Basic earnings (loss) per share:
Income (loss) from continuing operations attributable to CVS Health	$1.36	$1.26	$(0.17)	$3.26
Loss from discontinued operations attributable to CVS Health	$—	$—	$—	$(0.01)
Net income (loss) attributable to CVS Health	$1.36	$1.26	$(0.17)	$3.25
Weighted average shares outstanding	1,020	1,016	1,018	1,022
Diluted earnings (loss) per share:
Income (loss) from continuing operations attributable to CVS Health	$1.36	$1.26	$(0.17)	$3.25
Loss from discontinued operations attributable to CVS Health	$—	$—	$—	$(0.01)
Net income (loss) attributable to CVS Health	$1.36	$1.26	$(0.17)	$3.24
Weighted average shares outstanding	1,022	1,020	1,018	1,026
Dividends declared per share	$0.50	$0.50	$1.50	$1.50

(1)

The condensed consolidated statement of operations for the three and nine months ended September 30, 2017 has been retrospectively adjusted to reflect a change to the Company’s cost allocation methodology effective January 1, 2018. See supplemental information later in this press release for further discussion.

CVS HEALTH CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
In millions, except per share amounts	2018	2017

Assets:
Cash and cash equivalents	$41,587	$1,696
Short-term investments	105	111
Accounts receivable, net	14,837	13,181
Inventories	14,818	15,296
Other current assets	634	945
Total current assets	71,981	31,229
Property and equipment, net	10,419	10,292
Goodwill	34,216	38,451
Intangible assets, net	13,166	13,630
Other assets	1,724	1,529
Total assets	$131,506	$95,131

Liabilities:
Accounts payable	$8,813	$8,863
Claims and discounts payable	12,348	10,355
Accrued expenses	6,160	6,609
Short-term debt	—	1,276
Current portion of long-term debt	2,139	3,545
Total current liabilities	29,460	30,648
Long-term debt	60,747	22,181
Deferred income taxes	3,052	2,996
Other long-term liabilities	1,625	1,611
Total liabilities	94,884	57,436

Shareholders’ equity:
CVS Health shareholders’ equity:
Preferred stock, par value $0.01: 0.1 shares authorized; none issued or outstanding	—	—
Common stock, par value $0.01: 3,200 shares authorized; 1,717 shares issued and 1,019 shares outstanding at September 30, 2018 and 1,712 shares issued and 1,014 shares outstanding at December 31, 2017	17	17
Capital surplus	32,360	32,079
Treasury stock, at cost: 697 shares at September 30, 2018 and December 31, 2017	(37,702)	(37,765)
Shares held in trust: 1 share at September 30, 2018 and December 31, 2017	(29)	(31)
Retained earnings	41,843	43,556
Accumulated other comprehensive income (loss)	129	(165)
Total CVS Health shareholders’ equity	36,618	37,691
Noncontrolling interests	4	4
Total shareholders’ equity	36,622	37,695
Total liabilities and shareholders’ equity	$131,506	$95,131

CVS HEALTH CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30,
In millions	2018	2017 (1)
Cash flows from operating activities:
Cash receipts from customers	$132,275	$133,055
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(110,320)	(110,788)
Cash paid to other suppliers and employees	(12,305)	(11,230)
Interest received	406	15
Interest paid	(1,759)	(869)
Income taxes paid	(1,911)	(2,040)
Net cash provided by operating activities	6,386	8,143

Cash flows from investing activities:
Purchases of property and equipment	(1,452)	(1,412)
Proceeds from sale-leaseback transactions	—	265
Proceeds from sale of property and equipment and other assets	11	20
Acquisitions (net of cash acquired) and other investments	(656)	(461)
Purchase of available-for-sale investments	(57)	—
Maturity of available-for-sale investments	43	21
Proceeds from sale of subsidiary	725	—
Net cash used in investing activities	(1,386)	(1,567)

Cash flows from financing activities:
Decrease in short-term debt	(1,276)	(1,764)
Proceeds from issuance of long-term debt	39,376	—
Repayments of long-term debt	(2,266)	—
Derivative settlements	446	—
Repurchase of common stock	—	(4,361)
Dividends paid	(1,528)	(1,539)
Proceeds from exercise of stock options	214	314
Payments for taxes related to net share settlement of equity awards	(39)	(70)
Other	—	(1)
Net cash provided by (used in) financing activities	34,927	(7,421)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	—
Net increase (decrease) in cash, cash equivalents and restricted cash	39,927	(845)
Cash, cash equivalents and restricted cash at the beginning of the period	1,900	3,520
Cash, cash equivalents and restricted cash at the end of the period	$41,827	$2,675

Reconciliation of net income (loss) to net cash provided by operating activities:
Net income (loss)	$(175)	$3,336
Adjustments required to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,911	1,857
Goodwill impairments	3,921	135
Losses on settlements of defined benefit pension plans	—	187
Stock-based compensation	172	173
Deferred income taxes and other noncash items	296	271
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(1,725)	(280)
Inventories	472	620
Other current assets	116	(212)
Other assets	(119)	(15)
Accounts payable and claims and discounts payable	1,839	330
Accrued expenses	(341)	1,670
Other long-term liabilities	19	71
Net cash provided by operating activities	$6,386	$8,143

(1)

Effective January 1, 2018, the Company adopted Accounting Standards Update 2016-18, Statement of Cash Flows, which requires entities to show the changes in the total of cash, cash equivalents, and restricted cash in the statement of cash flows. The adoption of this standard resulted in a retrospective reclassification of a $41 million restricted cash outflow, which was previously reported in “acquisitions (net of cash acquired) and other investments” within cash flows from investing activities on the Company’s condensed consolidated statement of cash flows to “net increase (decrease) in cash, cash equivalents and restricted cash.”

Non-GAAP Financial Measures

The following provides reconciliations of certain non-GAAP financial measures presented in this Form 8-K to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company is also providing reconciliations of certain non-GAAP information on a prospective basis. The Company uses the non-GAAP measures “Adjusted Operating Profit,”  “Adjusted EPS” and “Free Cash Flow” to assess and analyze underlying business performance and trends. Management believes that providing these non-GAAP measures enhances investors’ understanding of the Company’s performance.

The Company defines Adjusted Operating Profit as operating profit excluding the impact of certain adjustments such as acquisition-related transaction and integration costs, goodwill impairments, gains and losses on divestitures of subsidiaries, and charges in connection with store rationalization, and any other items specifically identified herein. Management believes that this measure enhances investors’ ability to compare past financial performance with its current and expected performance.

The Company defines Adjusted Earnings per Share, or Adjusted EPS, as income from continuing operations excluding the impact of certain adjustments such as the amortization of intangible assets, acquisition-related transaction and integration costs, goodwill impairments, gains and losses on divestitures of subsidiaries, net interest expense on financing associated with proposed acquisitions, losses on settlements of defined benefit pension plans, and charges in connection with store rationalization, and any other items specifically identified herein, divided by the Company’s weighted average diluted shares outstanding. Management believes that this measure enhances investors’ ability to compare the Company’s past financial performance with its current performance.

The Company defines Free Cash Flow as net cash provided by operating activities less net additions to property and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions). Management uses this non-GAAP financial measure for internal comparisons and finds it useful in assessing year-over-year cash flow performance.

These non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP. Adjusted EPS should be considered in addition to, rather than as a substitute for, income before income tax provision as a measure of our performance. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity. Adjusted Operating Profit should be considered in addition to, rather than a substitute for, operating profit. The Company’s definitions of Adjusted EPS, Free Cash Flow and Adjusted Operating Profit may not be comparable to similarly titled measurements reported by other companies.

Adjusted Operating Profit

(Unaudited)

The following is a reconciliation of operating profit to Adjusted Operating Profit:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In millions	2018	2017	2018	2017

Operating profit	$2,353	$2,499	$2,712	$6,409
Non-GAAP adjustments:
Acquisition-related transaction and integration costs (1)	70	6	152	31
Goodwill impairments (2)	—	—	3,921	135
Loss on divestiture of subsidiary (3)	—	—	86	—
Charges in connection with store rationalization (4)	—	6	—	211
Adjusted operating profit	$2,423	$2,511	$6,871	$6,786

(1)	In 2018, transaction and integration costs relate to the proposed acquisition of Aetna and the acquisition of Omnicare. In 2017, integration costs relate to the acquisition of Omnicare.
(2)

In 2018, the goodwill impairment relates to the LTC reporting unit within the Retail/LTC Segment. In 2017, the goodwill impairment relates to the RxCrossroads reporting unit within the Retail/LTC Segment.

(3)	Represents the pre-tax loss on the sale of the RxCrossroads subsidiary for $725 million.
(4)	Primarily represents charges for noncancelable lease obligations associated with stores closed in connection with our enterprise streamlining initiative.

Adjusted Earnings Per Share

(Unaudited)

The following is a reconciliation of income before income tax provision to Adjusted EPS:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In millions, except per share amounts	2018	2017	2018	2017

Income before income tax provision	$1,899	$2,062	$1,304	$5,459
Non-GAAP adjustments:
Amortization of intangible assets	215	205	639	608
Acquisition-related transaction and integration costs (1)	70	6	152	31
Goodwill impairments (2)	—	—	3,921	135
Loss on divestiture of subsidiary (3)	—	—	86	—
Net interest expense on financing for the proposed acquisition of Aetna (4)	227	—	697	—
Losses on settlements of defined benefit pension plans	—	187	—	187
Charges in connection with store rationalization (5)	—	6	—	211
Adjusted income before income tax provision	2,411	2,466	6,799	6,631
Adjusted income tax provision (6)	641	935	1,798	2,520
Adjusted income from continuing operations	1,770	1,531	5,001	4,111
Income from continuing operations attributable to noncontrolling interests	—	—	—	(1)
Adjusted income allocable to participating securities	(2)	(3)	(10)	(15)
Adjusted income from continuing operations attributable to CVS Health	$1,768	$1,528	$4,991	$4,095

Weighted average diluted shares outstanding (7)	1,022	1,020	1,020	1,026
Adjusted EPS	$1.73	$1.50	$4.89	$3.99

(1)	In 2018, transaction and integration costs relate to the proposed acquisition of Aetna and the acquisition of Omnicare. In 2017, integration costs relate to the acquisition of Omnicare.
(2)

In 2018, the goodwill impairment relates to the LTC reporting unit within the Retail/LTC Segment. In 2017, the goodwill impairment relates to the RxCrossroads reporting unit within the Retail/LTC Segment.

(3)	Represents the pre-tax loss on the sale of the RxCrossroads subsidiary for $725 million.
(4)

The three and nine months ended September 30, 2018 include $2 million and $171 million, respectively, of bridge financing costs, plus $434 million and $979 million, respectively, of interest expense on the $40 billion of senior notes issued on March 9, 2018 (“2018 Senior Notes”) and the $5 billion term loan facility, less related interest income of $209 million and $453 million, respectively, earned on the proceeds of the 2018 Senior Notes.

(5)	Primarily represents charges for noncancelable lease obligations associated with stores closed in connection with our enterprise streamlining initiative.
(6)

The Company computes its adjusted income tax provision by determining the annual expected effective tax rate after taking into account items excluded from adjusted income before income tax provision. The nature of each of our non-GAAP adjustments are evaluated to determine whether a discrete adjustment should be made to our adjusted income tax provision.

(7)

Adjusted earnings per share for the nine months ended September 30, 2018 is calculated utilizing weighted average diluted shares outstanding, which include 2 million of potential common shares, as the impact of the potential common shares was dilutive. The potential common shares were excluded from the calculation of GAAP loss per share for the nine months ended September 30, 2018, as the shares would have had an anti-dilutive effect as a result of the GAAP net loss incurred.

Free Cash Flow

(Unaudited)

The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Nine Months Ended
	September 30,
In millions	2018	2017

Net cash provided by operating activities	$6,386	$8,143
Subtract: Additions to property and equipment	(1,452)	(1,412)
Add: Proceeds from sale-leaseback transactions	—	265
Free cash flow	$4,934	$6,996

Supplemental Information

(Unaudited)

The Company evaluates its Pharmacy Services and Retail/LTC segment performance based on net revenues, gross profit and operating profit before the effect of nonrecurring charges and gains and certain intersegment activities. The Company evaluates the performance of its Corporate Segment based on operating expenses before the effect of nonrecurring charges and gains and certain intersegment activities.

In conjunction with the Company’s implementation of a new enterprise resource planning system in the first quarter of 2018, the Company changed the manner in which certain shared functional costs are allocated to its reportable segments. Segment financial information for the three and nine months ended September 30, 2017, has been retrospectively adjusted to reflect this change to the cost allocation methodology as shown below:

	Three Months Ended September 30, 2017
	Pharmacy			Intersegment	Consolidated
In millions	Services	Retail/LTC	Corporate	Eliminations	Totals
Cost of revenues, as previously reported	$31,251	$13,908		$(6,104)	$39,055
Adjustments	13	(4)		—	9
Cost of revenues, as adjusted	$31,264	$13,904		$(6,104)	$39,064

Gross profit, as previously reported	$1,645	$5,685		$(204)	$7,126
Adjustments	(13)	4		—	(9)
Gross profit, as adjusted	$1,632	$5,689		$(204)	$7,117

Operating expenses, as previously reported	$292	$4,132	$220	$(17)	$4,627
Adjustments	13	(24)	2	—	(9)
Operating expenses, as adjusted	$305	$4,108	$222	$(17)	$4,618

Operating profit (loss), as previously reported	$1,353	$1,553	$(220)	$(187)	$2,499
Adjustments	(26)	28	(2)	—	—
Operating profit (loss), as adjusted	$1,327	$1,581	$(222)	$(187)	$2,499

	Nine Months Ended September 30, 2017
	Pharmacy			Intersegment	Consolidated
In millions	Services	Retail/LTC	Corporate	Eliminations	Totals
Cost of revenues, as previously reported	$92,234	$41,452		$(17,947)	$115,739
Adjustments	39	(12)		—	27
Cost of revenues, as adjusted	$92,273	$41,440		$(17,947)	$115,766

Gross profit, as previously reported	$4,210	$17,036		$(605)	$20,641
Adjustments	(39)	12		—	(27)
Gross profit, as adjusted	$4,171	$17,048		$(605)	$20,614

Operating expenses, as previously reported	$938	$12,661	$686	$(53)	$14,232
Adjustments	37	(55)	(9)	—	(27)
Operating expenses, as adjusted	$975	$12,606	$677	$(53)	$14,205

Operating profit (loss), as previously reported	$3,272	$4,375	$(686)	$(552)	$6,409
Adjustments	(76)	67	9	—	—
Operating profit (loss), as adjusted	$3,196	$4,442	$(677)	$(552)	$6,409

The following is a reconciliation of the Company’s segments to the accompanying condensed consolidated financial statements:

	Pharmacy			Intersegment	Consolidated
In millions	Services(1)	Retail/LTC	Corporate	Eliminations(2)	Totals
Three Months Ended
September 30, 2018:
Net revenues	$33,763	$20,856	$—	$(7,350)	$47,269
Gross profit	1,737	5,814	—	(223)	7,328
Operating profit (loss) (4)(6)	1,345	1,491	(287)	(196)	2,353
September 30, 2017:
Net revenues	32,896	19,593	—	(6,308)	46,181
Gross profit (5)	1,632	5,689	—	(204)	7,117
Operating profit (loss) (3)(4)(6)	1,327	1,581	(222)	(187)	2,499
Nine Months Ended
September 30, 2018:
Net revenues	99,228	61,960	—	(21,518)	139,670
Gross profit	4,370	17,642	—	(624)	21,388
Operating profit (loss) (3)(4)(6)	3,194	890	(814)	(558)	2,712
September 30, 2017:
Net revenues	96,444	58,488	—	(18,552)	136,380
Gross profit (5)	4,171	17,048	—	(605)	20,614
Operating profit (loss) (3)(4)(6)	3,196	4,442	(677)	(552)	6,409

(1)

Net revenues of the Pharmacy Services Segment include approximately $2.7 billion and $2.6 billion of retail co‑payments for the three months ended September 30, 2018 and 2017, respectively, as well as $8.8 billion and $8.4 billion of retail co‑payments for the nine months ended September 30, 2018 and 2017, respectively.

(2)

Intersegment eliminations relate to intersegment revenue generating activities that occur between the Pharmacy Services Segment and the Retail/LTC Segment. These occur in the following ways: when members of Pharmacy Services Segment clients (“members”) fill prescriptions at the Company’s retail pharmacies to purchase covered products, when members enrolled in programs such as Maintenance Choice® elect to pick up maintenance prescriptions at one of the Company’s retail pharmacies instead of receiving them through the mail, or when members have prescriptions filled at the Company’s long-term care pharmacies. When these occur, both the Pharmacy Services and Retail/LTC segments record the revenues, gross profit and operating profit on a stand-alone basis.

(3)

The Retail/LTC Segment operating profit for the nine months ended September 30, 2018 and 2017 include goodwill impairment charges of $3.9 billion related to the LTC reporting unit and $135 million related to the RxCrossroads reporting unit, respectively. The Retail/LTC Segment operating profit for the nine months ended September 30, 2018 also includes an $86 million loss on the divestiture of the RxCrossroads subsidiary. The Retail/LTC Segment operating profit for the three and nine months ended September 30, 2017 also includes $6 million and $211 million, respectively, of charges associated with store closures.

(4)

The Corporate Segment operating loss for the three and nine months ended September 30, 2018 include $66 million and $145 million, respectively, in acquisition-related transaction and integration costs related to the proposed acquisition of Aetna. The Corporate Segment operating loss for the three and nine months ended September 30, 2017 include $3 million reduction in integration costs for a change in estimate related to the acquisition of Omnicare.

(5)

The Retail/LTC Segment gross profit for the three and nine months ended September 30, 2017 include $2 million and $7 million, respectively, of acquisition-related integration costs related to the acquisition of Omnicare.

(6)

The Retail/LTC Segment operating profit for the three months ended September 30, 2018 and 2017 include $4 million and $9 million, respectively, of acquisition-related integration costs. The Retail/LTC Segment operating profit for the nine months ended September 30, 2018 and 2017 include $7 million and $34 million, respectively, of acquisition-related integration costs. The integration costs are related to the acquisition of Omnicare.

Supplemental Information

(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services Segment’s performance for the respective periods:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In millions	2018	2017	2018	2017
Net revenues	$33,763	$32,896	$99,228	$96,444
Gross profit	1,737	1,632	4,370	4,171
Gross profit % of net revenues	5.1%	5.0%	4.4%	4.3%
Operating expenses	392	305	1,176	975
Operating expenses % of net revenues	1.2%	0.9%	1.2%	1.0%
Operating profit	1,345	1,327	3,194	3,196
Operating profit % of net revenues	4.0%	4.0%	3.2%	3.3%
Net revenues:
Mail choice (1)	$11,812	$11,590	$34,807	$33,950
Pharmacy network (2)(4)	21,183	20,519	61,303	59,447
Other (4)	768	787	3,118	3,047
Pharmacy claims processed (90 Day = 3 prescriptions) (3):
Total	466.3	441.1	1,405.2	1,323.2
Mail choice (1)	71.8	66.9	213.0	196.2
Pharmacy network (2)	394.5	374.2	1,192.2	1,127.0
Generic dispensing rate (3):
Total	87.2%	87.0%	87.5%	87.1%
Mail choice (1)	83.9%	83.3%	84.0%	83.1%
Pharmacy network (2)	87.8%	87.7%	88.1%	87.8%
Mail choice penetration rate (3)	15.4%	15.2%	15.2%	14.8%

(1)

Mail choice is defined as claims filled at a Pharmacy Services mail facility, which includes specialty mail claims inclusive of Specialty Connect® claims picked up at retail, as well as prescriptions filled at our retail pharmacies under the Maintenance Choice®  program.

(2)

Pharmacy network net revenues, claims processed and generic dispensing rates do not include Maintenance Choice activity, which is included within the mail choice category. Pharmacy network is defined as claims filled at retail and specialty retail pharmacies, including our retail pharmacies and long-term care pharmacies, but excluding Maintenance Choice activity.

(3)

Includes the adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.

(4)	Amounts revised for the three and nine months ended September 30, 2017 to reflect the reclassification of Medicare Part D premium revenues from pharmacy network revenues to other revenues.

Supplemental Information

(Unaudited)

Retail/LTC Segment

The following table summarizes the Retail/LTC Segment’s performance for the respective periods:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In millions	2018	2017	2018	2017
Net revenues	$20,856	$19,593	$61,960	$58,488
Gross profit (1)	5,814	5,689	17,642	17,048
Gross profit % of net revenues	27.9%	29.0%	28.5%	29.1%
Operating expenses (2)(3)	4,323	4,108	16,752	12,606
Operating expenses % of net revenues	20.7%	21.0%	27.0%	21.6%
Operating profit	1,491	1,581	890	4,442
Operating profit % of net revenues	7.1%	8.1%	1.4%	7.6%
Net revenues:
Pharmacy	$16,123	$14,868	47,428	43,901
Front Store	4,557	4,469	13,990	13,788
Other	176	256	542	799
Prescriptions filled (90 Day = 3 prescriptions) (4)	331.2	304.0	989.7	908.7
Net revenue increase (decrease):
Total	6.4%	(2.7)%	5.9%	(2.9)%
Pharmacy	8.4%	(2.9)%	8.0%	(3.1)%
Front Store	2.0%	(2.1)%	1.5%	(2.4)%
Total prescription volume (90 Day = 3 prescriptions) (4)	8.9%	0.4%	8.9%	0.0%
Same store sales increase (decrease) (5):
Total	6.7%	(3.2)%	6.2%	(3.5)%
Pharmacy	8.7%	(3.4)%	8.1%	(3.6)%
Front Store	0.8%	(2.8)%	0.5%	(3.3)%
Prescription volume (90 Day = 3 prescriptions) (4)	9.2%	0.3%	9.1%	(0.4)%
Generic dispensing rates (4)	87.3%	87.2%	87.8%	87.4%

(1)

Gross profit for the three and nine months ended September 30, 2017 each include $2 million and $7 million, respectively, of acquisition-related integration costs related to the acquisition of Omnicare.

(2)

Operating expenses for the three and nine months ended September 30, 2018 include $4 million and $7 million, respectively, of acquisition-related integration costs. Operating expenses for the three and nine months ended September 30, 2017 include $7 million and $27 million, respectively, of acquisition-related integration costs. The integration costs are related to the acquisition of Omnicare.

(3)

Operating expenses for the nine months ended September 30, 2018 and 2017 include goodwill impairment charges of $3.9 billion related to the LTC reporting unit and $135 million related to the RxCrossroads reporting unit, respectively. The operating expenses for the nine months ended September 30, 2018 also includes an $86 million loss on the divestiture of the RxCrossroads subsidiary. Operating expenses for the three and nine months ended September 30, 2017 also include $6 million and $211 million, respectively, of charges associated with store closures.

(4)

Includes the adjustment to convert 90-day non-specialty prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.

(5)

Same store sales and prescriptions exclude revenues from MinuteClinic, and revenue and prescriptions from stores in Brazil, LTC operations and, in 2017, from commercialization services provided through RxCrossroads.

Adjusted Operating Profit Guidance

(Unaudited)

The following reconciliation of estimated operating profit to estimated adjusted operating profit contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. See also previous discussion at “Non-GAAP Financial Measures” for more information on how we calculate Adjusted Operating Profit.

	Year Ending
In millions	December 31, 2018

Operating profit	$5,570	$5,720
Non-GAAP adjustments:
Acquisition-related transaction and integration costs	333	333
Goodwill impairment	3,921	3,921
Loss on divestiture of subsidiary	86	86
Adjusted operating profit	$9,910	$10,060

Adjusted Earnings Per Share Guidance

(Unaudited)

The following reconciliation of estimated income before income tax provision to estimated adjusted earnings per share contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. See also previous discussion at “Non-GAAP Financial Measures” for more information on how we calculate Adjusted EPS.

	Year Ending
In millions, except per share amounts	December 31, 2018

Income before income tax provision	$3,499	$3,646
Non-GAAP adjustments:
Amortization of intangible assets	850	850
Acquisition-related transaction and integration costs	333	333
Goodwill impairment	3,921	3,921
Loss on divestiture of subsidiary	86	86
Net interest expense on financing for the proposed acquisition of Aetna	1,075	1,075
Adjusted income before income tax provision	9,764	9,911
Adjusted income tax provision	2,620	2,667
Adjusted income from continuing operations	7,144	7,244
Income from continuing operations attributable to noncontrolling interests	(1)	(1)
Adjusted income allocable to participating securities	(13)	(13)
Adjusted income from continuing operations attributable to CVS Health	$7,130	$7,230

Weighted average diluted shares outstanding	1,021	1,021
Adjusted earnings per share	$6.98	7.08

Free Cash Flow Guidance

(Unaudited)

The following reconciliation of net cash provided by operating activities to free cash flow contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. See also previous discussion at “Non-GAAP Financial Measures” for more information on how we calculate Free Cash Flow.

Year Ending
In millions	December 31, 2018
Net cash provided by operating activities	$9,050
Subtract: Additions to property and equipment	(2,150)
Add: Proceeds from sale-leaseback transactions	—
Free cash flow	$6,900